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[TYPE]	EX-22
[DESCRIPTION]	PROXY RESULTS




Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Arizona
(the "Trust") was held on November 19, 1999. The holders of shares representing 65% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

    Trustee                     For              Withheld

Lacy B. Herrmann            249,117,072.54     3,398,318.58
Arthur K. Carlson           249,565,031.82     2,950,359.30
Thomas W. Courtney          249,871,013.46     2,644,377.66
William L. Ensign           249,742,685.52     2,772,705.60
Diana P. Herrmann           248,933,720.22     3,581,670.90
John C. Lucking             249,992,718.97     2,522,672.16
Anne J. Mills               249,291,601.86     3,223,789.26

2. To ratify the selection of KPMG LLP as the Trust's independent auditors.

Number of  Votes:

For                      Against             Abstain

246,440,496.12          565,689.24        5,509,216.14